EXHIBIT 11.3

                       EARNINGS (LOSS) PER SHARE
                       FULLY DILUTED COMPUTATION
      FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 1997 AND 1996
           (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)


                          Three Months Ended       Nine Months Ended
                               March 31,                March 31,
                       -----------------------  ----------------------
                           1997         1996        1997        1996
                       -----------  ----------- ----------- -----------
Basis for computation of
 fully diluted earnings
 per share:

  Earnings before extra-
   ordinary item, as
   reported            $     39.1  $     (8.3)  $    116.2 $     77.9
  Add interest charges
   on convertible debt        -           1.8          -          5.4
  Less provision for taxes    -           (.7)         -         (2.1)
                       ----------  ----------   ---------- ----------
  Earnings before extra-
  ordinary item, as
   adjusted                  39.1        (7.2)       116.2       81.2

  Extraordinary charge
   - debt retirement          -           -            8.1        -
                       ----------  ----------   ---------- ----------

  Net earnings applicable
   to common stock     $     39.1  $     (7.2)  $    108.1 $     81.2
                       ==========  ==========   ========== ==========

Number of shares:

  Weighted average
   shares outstanding  96,335,522  93,347,935   95,090,359 92,673,346
  Conversion of
   convertible sub-
   ordinated notes
   into common stock          -     3,620,354          -    3,621,418
  Additional common
   stock equivalents          -           -            -       61,671
                       ----------  ----------   ---------- ----------
  Total common and
   common equivalent
   shares assuming
   full dilution       96,335,522  96,968,289   95,090,359 96,356,435
                       ==========  ==========   ========== ==========

Fully diluted earnings
 per share:

  Earnings before
  extraordinary item   $      .41  $     (.07)  $     1.22 $      .84
  Extraordinary charge
   - debt retirement          -          -            (.09)      -
                       ----------  ----------   ---------- ----------
  Net earnings         $      .41  $     (.07)  $     1.13 $      .84
                       ==========  ==========   ========== ==========

This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings per share for each period.